Exhibit 10.11

investment ADVISORY Agreement

Between

PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED

(the “Manager”)

and

Prestige Asset Management Limited

(the “Investment Advisor”)

in respect of the Prestige Global Fund SPC

CONTENTS

1.	Interpretation	1
2.	Regulatory Status	3
3.	Appointment of the Investment Advisor	3
4.	Duties of the Investment Advisor	3
5.	Delegation	5
6.	Voting	5
7.	Execution of Orders and Transactions	5
8.	Representations and Warranties of the Manager	6
9.	Representations and Warranties of the Investment Advisor	6
10.	Manager’s Obligations	6
11.	Restrictions and Requirements	6
12.	Fees and Expenses	7
13.	Limitation of Liability and Indemnity	7
14.	Resignation and Termination	8
15.	Conflicts of Interest	9
16.	Complaints	10
17.	Market Rules	10
18.	No Licence	10
19.	Confidentiality	10
20.	Notices	11
21.	Assignment	12
22.	Amendments	13
23.	Reservation of Rights	13
24.	Whole Agreement	13
25.	Severability	13
26.	Force Majeure	13
27.	Counterparts	13
28.	No Partnership	13
29.	Contracts (Rights of Third Parties) Ordinance	14
30.	Governing Law	14
31.	Jurisdiction	14

THIS AGREEMENT is dated 21st February 2017 and made

BETWEEN:

(1)	PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED, (the “Manager”), an exempted company incorporated in the Cayman Islands with limited liability, having its registered office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman KY1-1002, Cayman Islands; and

(2)	PRESTIGE ASSET MANAGEMENT LIMITED, (the “Investment Advisor”), a limited company formed under the laws of Hong Kong and having its principal place of business at Suite 5102, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

BACKGROUND:

(A)	Prestige Global Fund SPC (the “Company”) is incorporated as an exempted company with limited liability in the Cayman Islands.

(B)	The Company has appointed the Manager to manage the assets the Portfolio (as defined below).

(C)	The Manager wishes to appoint the Investment Advisor as its delegate to assist in managing the assets of the Portfolio (as defined below) on a discretionary basis in pursuit of the investment programme and subject to such restrictions and limits as described in this Agreement, which appointment the Investment Advisor wishes to accept.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“Administrator” means the administrator appointed by the Company from time to time;

“Articles” means the memorandum and articles of association of the Company, as amended from time to time, provided that such amendments are notified to the Investment Advisor;

“Associate” in relation to a person means a holding company or subsidiary undertaking of that person or a subsidiary of the holding company (all as defined in the Companies Ordinance (Cap 622) of the Laws of Hong Kong;

“Authorised Officer” means any person from time to time designated by the Company and/or the Manager, as the case may be, as authorised to instruct the Investment Advisor;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks in Hong Kong are authorised to open for normal banking business and/or such other day or days as the Directors may determine, either generally or in any particular case, provided that where, as a result of a Number 8 Typhoon Signal, Black Rainstorm Warning or similar event, the period during which banks in Hong Kong are open on any day are reduced, such day shall not be a Business Day;

“Company” means Prestige Global Allocation Fund;

“Custodian” means such person or persons appointed by the Company as a custodian(s) of the assets of the Company and any sub-custodian duly appointed by it/them;

“Directors” means the members of the board of directors of the Company, for the time being and any duly constituted committee thereof and any successors to such members as may be appointed from time to time;

“Gross Negligence” means any act or omission showing so marked a departure from the normal standard of conduct of a professional person exercising ordinary professional care and skill as to demonstrate reckless or wilful disregard of the consequences of that act or omission.

“Investments” means any investment or other asset of any description, the making or acquisition of which is authorised by the Articles, and the private placement memorandum of the Company dated 28 November 2016 (the “Private Placement Memorandum”);

“Investment Management Agreement” means the agreement dated on or around the date of this Agreement pursuant to which the Company appointed the Manager to manage and invest all or any part of the Portfolio on a discretionary basis and to appoint the Investment Advisor;

“Net Asset Value” and “Net Asset Value per Share” are defined in the Private Placement Memorandum;

“Notifying Party” has the meaning given to it in Clause 14.1;

“Participating Shares” means the participating redeemable shares in the capital of the Company issued for and on behalf of the Company in accordance with the Articles;

“Portfolio” means all the assets and Investments of the Company, as the case may be, including, for the avoidance of doubt, any uninvested cash;

1.2	Clause headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.7	A reference to writing or written includes faxes and e-mail.

1.8	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9	References to Clauses are to the clauses of this Agreement.

1.10	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.11	Unless the context otherwise requires or except as expressly provided contrary herein, words and expressions contained in this Agreement shall bear the same meaning as in the Articles.

1.12	References herein to a party are to any party or together the parties to this Agreement.

2.	Regulatory Status

2.1	The Investment Advisor is authorised and regulated by Securities and Futures Commission (the “SFC”) in accordance with the laws of Hong Kong.

3.	Appointment of the Investment Advisor

3.1	The Manager hereby appoints the Investment Advisor to manage and invest the Portfolio in accordance with its instructions and the Articles and the Private Placement Memorandum or as otherwise agreed between the Manager and the Company.

3.2	This Agreement shall come into force upon its due execution by the parties hereto with effect from the date above written.

3.3	Except as expressly provided in Clause 4, or as the Investment Advisor may be otherwise authorised, the Investment Advisor has no authority to act for or represent the Company and/or the Manager, as appropriate, and the Investment Advisor shall not be deemed an agent of the Company.

3.4	The Manager may not appoint any other entity as investment advisor (or its equivalent) in respect of the Portfolio other than the Investment Advisor, except with the prior written consent of the Company.

3.5	In carrying out its duties under this Agreement, the Investment Advisor may only appoint agents and/or delegates subject to the prior written consent of the Manager.

4.	Duties of the Investment Advisor

4.1	Subject to the Manager’s oversight and review, to Clause 3 and to the Articles and the Private Placement Memorandum, the Investment Advisor shall have the authority in relation to the execution of investment decisions made by the Manager and the management and investment of the Portfolio as the delegate of the Manager (and without prior reference to the Company, or the Manager), to buy, sell (including without limitation short sales), retain, convert, execute, exchange or otherwise deal in Investments, borrow securities, incur indebtedness, make deposits, subscribe to issues and offers for sale of, and accept placings, underwritings and sub-underwritings, of any Investments, effect transactions whether or not on any recognised market or exchange and whether or not frequently traded on any such market or exchange (including, without limitation, derivatives, transactions, repurchase and reverse repurchase transactions, and securities lending transactions), negotiate, settle and sign on behalf of the Company account opening and any other documentation required to be so negotiated, settled or signed in connection with the execution of transactions in relation to the Portfolio by the Investment Advisor and otherwise act as the Investment Advisor judges appropriate in relation to the management and investment of the Portfolio. The Investment Advisor shall have discretion to negotiate, settle and arrange for signing on behalf of the Company account opening documentation, provided that copies of such documentation are provided to the Company prior to signing.

4.2	The Articles and the Private Placement Memorandum shall not be deemed to have been breached as a result of any appreciation or depreciation in value, redemptions and subscriptions, changes in interest or exchange rates or by reason of the receipt of any right, bonus or benefit in the nature of capital or by reason of any other action affecting every holder of the relevant investment. If any such restrictions are exceeded as a result of such events or otherwise or are breached, the Investment Advisor shall:

(A)	so notify the Manager, as soon as practicable;

(B)	acquire or dispose of, as the case may be, no further Investments for the account of the Company as the case may be which at the date of acquisition or disposal would result in any restrictions being further exceeded or breached; and

(C)	consult with the Manager as to the steps to be taken to remedy the situation,

PROVIDED THAT the Investment Advisor shall always be entitled to acquire or dispose of Investments with a view to remedying any such excess or breach.

4.3	The Investment Advisor is authorised to give the Custodians, the Administrator, dealers or counterparties (including central clearing counterparties) any instructions on behalf of the Company, which may be necessary or desirable for the proper performance of the Investment Advisor’s duties under this Agreement and the Manager will use its best efforts to procure that the Company will confirm such authority to such parties on request.

4.4	The Investment Advisor will, without prejudice to the generality of the foregoing, also provide the following services:

(A)	analysis of the progress of all Investments and other assets within the Portfolio;

(B)	the provision of the reports notified by the Manager to the Investment Advisor from time to time to the Company, and the Administrator in accordance with the timelines notified by the Manager to the Investment Advisor from time to time. All reports will be provided in either an excel spreadsheet or other format as agreed between the Company, and the Investment Advisor or in such other format as may be reasonably determined by the Company from time to time. The reports provided shall be generated from the internal systems of the Investment Advisor and not from reports provided by broker(s);

(C)	preparation of material for inclusion in the reports of the Company whenever the Manager shall reasonably require such material;

(D)	keeping or causing to be kept such books, records and statements as shall be necessary to give a complete record of all transactions which the Investment Advisor carries out for the account of the Company, as appropriate, which the Manager and the Company and persons authorised in writing by the Company, as appropriate, shall be entitled to inspect at all reasonable times.

4.5	The Investment Advisor acknowledges that additional cash may be added to the Portfolio with no less than 2 Business Days’ notice to the Manager and cash or other assets may be withdrawn from the Portfolio to enable the Company to meet redemptions of Shares and other outgoings with no less than 30 calendar days’ notice to the Manager before the month-end date on which such redemption shall be effected.

4.6	In the event that the Investment Advisor shall make any acquisitions or disposals of any Investments which will or may give rise to any obligations of disclosure imposed on the Company by any applicable legislation or regulatory requirement with respect to the Company’s interest therein, the Investment Advisor shall notify the Manager or the Company, as appropriate as soon as possible of the obligation of disclosure and the transaction giving rise to such obligation.

4.7	Without prejudice to the Investment Advisor’s power to give instructions to any Custodian to transfer cash or securities held by them on behalf of the Company in connection with the settlement of transactions or for collateral or cash margin management purposes, the Investment Advisor is expressly prohibited from taking or receiving possession of any of the Investments. The Investment Advisor is not permitted to make payments or transfer securities from an account with any Custodian to another account which is not maintained in the name of the Company.

4.8	The Investment Advisor will retain for a period of at least 6 years, or longer as required by any applicable law, such books, records and statements as may be necessary to give to the Company a complete record of all transactions carried out by the Manager and the Investment Advisor for and on behalf of the Company, copies of any documents generated or received by the Manager in the ordinary course of business pertaining to the Company or the compensation payable to the Manager and the Investment Advisor.

4.9	The Company may enter into agreements which require the consent from relevant parties to the recording and retention of telephone conversations with respect to matters pertinent to the management of the Portfolio. The Investment Advisor, its directors, officers, employees and agents consent to the recording and retention of such conversations and recognizes that conversations may be recorded without notice.

5.	Delegation

5.1	The Investment Advisor may not delegate any of its functions, powers and duties under this Agreement to any person except with the prior consent of the Manager. In connection with any such delegation, the Investment Advisor may provide information about the Manager, the Company and/or the Portfolio to the delegate. Except to the extent otherwise agreed with the Manager or the Company, as applicable, the Investment Advisor shall be responsible for the costs of any such delegation including, without limitation, any fees and expenses of the delegate.

5.2	The Investment Advisor shall remain liable for the acts and omissions of its delegates which it would have been liable for under the terms of this Agreement had such acts or omissions been those of the Investment Advisor committed by it in the performance or non-performance of its obligations under this Agreement.

5.3	Without limitation to the foregoing, the Investment Advisor may engage brokers for the Company’s account and may also engage third parties to advise in relation to the performance by it of any of the services to be provided under this Agreement.

6.	Voting

The Investment Advisor shall exercise, or refrain from the exercise of, any voting or other rights attached to the Investments comprised in the Portfolio as the Investment Advisor shall in its absolute discretion think fit.

7.	Execution of Orders and Transactions

7.1	The parties agree that, when executing transactions in Investments on behalf of the Company, or placing orders relating to Investments on behalf of the Company with brokers for execution by those brokers, the Investment Advisor shall (except where there is no choice of execution venue) owe a duty to take all reasonable steps to obtain the best possible result for the Company, taking into account the terms of the Investment Advisor’s order execution policy, a summary of which has been provided to the Manager and the Company.

7.2	The Investment Advisor shall maintain an authorized signatory list for the purposes of instructing the Custodian. The Investment Advisor may modify the authorized signatory list from time to time and must notify such change to the Manager, and the Company promptly after the modification. Wherever practically feasible, the Investment Advisor shall use its best efforts to arrange for any instructions to the Custodian to be jointly given by two authorized persons.

7.3	Subject to applicable law and regulations, the Investment Advisor may when executing transactions in Investments on behalf of the Company or placing orders relating to Investments on behalf of the Company with brokers for execution by those brokers, aggregate those transactions or orders with those of one or more of the Investment Advisor’s other clients. The Investment Advisor will allocate aggregated orders on a fair and reasonable basis in accordance with all legal and regulatory requirements and the Investment Advisor’s order allocation policy. Aggregation may, however, on some occasions operate to the disadvantage of the Company.

8.	Representations and Warranties of the Manager

8.1	The Manager represents and warrants that:

(A)	it is validly existing and is duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(B)	this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity; and

(C)	it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement.

9.	Representations and Warranties of the Investment Advisor

9.1	The Investment Advisor represents and warrants that:

(A)	it is validly existing, duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(B)	this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity; and

(C)	it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement.

10.	Manager’s Obligations

10.1	The Manager will supply or procure the supply to the Investment Advisor of a copy of the Articles and the Private Placement Memorandum and all other information as the Investment Advisor shall reasonably require to enable it to perform its duties hereunder.

11.	Restrictions and Requirements

11.1	In carrying out its duties hereunder, the Investment Advisor shall comply with all instructions of (i) the Manager and (ii) the Company; in connection therewith to the extent that such instructions are not inconsistent with applicable law or regulation. Such instructions may be given by letter, fax or by email, in each case, signed by an Authorised Officer or by telephone provided that telephone instructions shall be confirmed in writing by an Authorised Officer. The Investment Advisor shall not be required to acknowledge the instructions howsoever such instructions may be received.

11.2	Any instruction or stipulation given to the Investment Advisor seeking to amend or vary either the terms of this Agreement, which requires the prior agreement of the relevant parties, shall be disregarded by the Investment Advisor and shall require the requisite prior agreement of the relevant parties.

12.	Fees and Expenses

12.1	The Manager shall pay to the Investment Advisor by way of remuneration for its services according to the fee schedule stated in the Appendix.

12.2	Fees payable pursuant to Clause 12.1 shall be inclusive of any value added tax payable in relation thereto which, if payable, shall be borne by the Investment Advisor.

12.3	The Investment Advisor may, in its absolute discretion, from time to time waive or rebate all or any part of its fees hereunder to any third party.

12.4	The Manager shall reimburse to the Investment Advisor such expenses as are agreed between the Manager and the Investment Advisor, but subject thereto, the Investment Advisor will be responsible for its expenses under this Agreement and for the fees and expenses of any investment advisor appointed by it, or any person to whom functions and duties are delegated under Clause 5 but for the avoidance of doubt not the fees of the Custodians, the Administrator, or any auditors, legal advisors or counterparty appointed by the Company.

12.5	The Investment Advisor will confirm (on behalf of the Manager) whether fee calculations received from the Administrator are correct and notify the Administrator.

13.	Limitation of Liability and Indemnity

13.1	Save as provided in Clause 5.2 and subject to Clause 13.5 the Investment Advisor shall not be liable in respect of any act or omission of any person, firm or company through whom transactions in Investments are effected for the Company’s account, of the Custodians or any other party having custody or possession of the Company’s assets from time to time, or of any clearance or settlement system.

13.2	Save as provided in Clause 5.2 and subject to Clause 13.5, the Investment Advisor shall not be liable for any loss howsoever arising except to the extent such loss is due to the Investment Advisor’s Gross Negligence, wilful default or fraud. No warranty is given by the Investment Advisor as to the performance or profitability of the Portfolio or any part of the Portfolio. Any such claim shall be brought only against the Investment Advisor and no claims in respect of this Agreement will be brought personally against any other persons involved in the performance of this Agreement, whether actual or deemed agents of the Investment Advisor or not.

13.3	Notwithstanding anything to the contrary in this Agreement, the Investment Advisor shall not be liable for any loss of profits, incidental, indirect or consequential losses or for exemplary or punitive damages.

13.4	The Manager out of its own assets will indemnify and keep indemnified the Investment Advisor and the members, officers and employees of the Investment Advisor (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, suits and expenses which may be incurred by or asserted against the Investment Advisor in its capacity as Investment Advisor of the Portfolio and against any other Indemnified Person other than those resulting from the Gross Negligence, wilful default or fraud on the part of the Investment Advisor or that of an Indemnified Person.

13.5	Nothing in this Agreement shall exclude or restrict any duty or liability which the Investment Advisor may have under applicable law or regulation.

13.6	The parties hereto agree that each Indemnified Person shall be entitled pursuant to the Contracts (Rights of Third Parties) Ordinance to enforce the terms of this Clause 13.

14.	Resignation and Termination

14.1	This Agreement shall continue and remain in force unless and until terminated by a party giving to all other parties not less than 90 days’ written notice PROVIDED THAT this Agreement may be terminated forthwith by notice in writing by a party (the “Notifying Party”), if any other party shall:

(A)	commit any material breach of its obligations under this Agreement and if such breach is capable of being made good, shall fail to make good such breach within 30 days of receipt of written notice from the Notifying Party requiring it so to do; or

(B)	be liquidated or dissolved (except a voluntary liquidation or a voluntary dissolution for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the Notifying Party) or be unable to pay its debts as they fall due or commit any act of bankruptcy under the laws of any jurisdiction to which that party may be subject or if a receiver is appointed over any of its assets.

14.2	Notwithstanding the foregoing provisions of this Clause 14, this Agreement will terminate automatically upon the termination for whatever reason of the Investment Management Agreement.

14.3	Notwithstanding the foregoing provisions of this Clause 14 this Agreement may be terminated forthwith:

(A)	if the Investment Advisor ceases to be appropriately authorised by the SFC;

(B)	by the Investment Advisor giving written notice to the other parties hereto if the SFC requires the Investment Advisor to cease acting as the Investment Advisor of Portfolio.

14.4	On termination of this Agreement, the Investment Advisor shall be entitled to receive all fees and other monies accrued due up to the date of such termination but shall not be entitled to compensation in respect of such termination.

14.5	Termination of this Agreement shall be without prejudice to the completion of transactions already initiated. Such transactions will be completed by the Investment Advisor as soon as practicable.

14.6	Upon termination in accordance with this Clause 14, the rights and obligations of the parties under this Agreement shall terminate and be of no future effect, except that Clauses 1, 13, 19, 29, 30 and 31 shall remain in full force and effect.

14.7	As soon as written notice has been served by the Notifying Party pursuant to Clause 14.1, the Investment Advisor will ensure the orderly transfer, liquidation or closing out of all outstanding Investments at the date of such notice and no further Investments shall be made.

15.	Conflicts of Interest

15.1	The services of the Investment Advisor hereunder are not to be deemed exclusive. Each of the Manager and the Company acknowledge that the Investment Advisor and its members, officers, employees or Associates may from time to time act as investment adviser, manager, investment manager, director or dealer in relation to, or be otherwise involved in, funds or accounts other than the Manager or the Company which have similar or different objectives to those of the Manager or the Company (including investment funds and other vehicles which may invest, directly or indirectly, in the Company and/or in which the Company may invest, directly or indirectly). The Manager further acknowledges that one or more Associates of the Investment Advisor and their members, directors, officers or employees may from time to time act as an investment manager. It is, therefore, possible that any of them may, in the course of business, have potential conflicts of interest with the Manager or the Company. Each will, at all times, have regard in such event to its obligations to the Manager and the Company and will endeavour to ensure that such conflicts are resolved fairly.

15.2	The Investment Advisor has a conflicts of interest policy which specifies the procedures that it follows and the measures that it has adopted in order to identify such conflicts and to avoid or to manage and/or disclose such conflicts in a way that ensures fair treatment for the Company.

15.3	Subject always to the applicable rules and regulations, the Investment Advisor or any of its Associates or any person connected with the Investment Advisor may invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which may also be purchased or sold by the Manager or the Company. None of the Investment Advisor, any of its Associates or any person connected with them is under any obligation to offer investment opportunities of which any of them becomes aware to the Manager or the Company or to account to the Manager or the Company in respect of (or share with the Manager or the Company or inform the Manager or the Company of) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities on an equitable basis between the Company and other clients.

15.4	Subject always to the applicable rules and regulations, the Investment Advisor will not, and will procure that any Associate of the Investment Advisor will not, deal as principal or agent with the Company except where dealings are carried out as if effected on normal commercial terms negotiated on an arm’s length basis and provided also that:

(A)	the Investment Advisor and any of its Associates may buy, hold and deal in any Investments upon its individual account notwithstanding that similar Investments may be held by the Manager or the Company and without prior reference to the Manager or the Company; and

(B)	nothing herein contained shall prevent the Investment Advisor or any of its Associates, whether as principal or agent without prior reference to the Manager or the Company from contracting or entering into any financial or other transaction with any member, partner and/or director of the Manager or the Company, or with any company or body any of whose shares or securities are held by or for the account of the Investment Advisor, the Manager or the Company or from being interested in any such contract or transaction.

15.5	For the avoidance of doubt, the Investment Advisor and any of its members, officers, employees or their related entities may invest in the Company through the direct or indirect acquisition of Shares.

15.6	The parties hereto acknowledge that:

(A)	directors, members, officers, agents and shareholders of the Manager and/or the Company are or may be interested in the Investment Advisor as members, officers, employees or otherwise, and that members, directors, officers, and agents of the Investment Advisor and its Associates are or may be interested in the Manager or the Company as directors, officers, members, shareholders or otherwise;

(B)	no person so interested shall be liable to account for any benefit to the other parties by reason solely of such interest; and

(C)	the services being supplied by the Investment Advisor or any of its Associates hereunder or otherwise may at the option of the Investment Advisor or such Associate be supplied through directors, officers, members, shareholders, employees or agents who are so interested.

16.	Complaints

16.1	The Investment Advisor has in operation a written procedure for the effective consideration and proper handling of complaints from customers.

16.2	Any complaints received should be referred to the compliance officer of the Investment Advisor.

17.	Market Rules

17.1	All transactions in Investments shall be subject to the rules and customs of the exchange or market and/or any clearing house through which the transactions are executed (if any), so far as they are applicable, and to any applicable law, rules or regulations. If there is any conflict between this Agreement and any such rules, customs or applicable law, the latter shall prevail.

18.	No Licence

18.1	Each of the parties hereto acknowledge for the benefit of each other that:

(A)	no provision of this Agreement grants either of them any rights, except as contained herein, in any intellectual property belonging to or developed by the other party; and

(B)	this Agreement does not constitute a licence in respect of any such intellectual property.

19.	Confidentiality

19.1	The parties shall at all times respect and protect the confidentiality of information acquired in consequence of this Agreement except pursuant to any right or obligation to or by which the relevant party may be entitled or bound to disclose information or under compulsion of law or pursuant to the requirements of competent regulatory authorities.

Nothing in this Clause 19 shall prevent the disclosure of information by any party to its auditors, legal or other professional advisers in the proper performance of their duties. In addition, the Manager hereby authorises the Investment Advisor and any delegate appointed pursuant to Clause 5.1 to make available such information as may be required by any applicable law or regulation to and any regulatory authorities and to any trade repository or counterparty.

19.2	The Investment Advisor acknowledges that the Manager and the Company, in conducting its activities, will be required to disclose certain information (including portfolio information and documentation) to certain advisors and third parties including:

(A)	the Administrator;

(B)	the existing investors of the Company; and

(C)	the potential investors of the Company to the extent that the information to be disclosed pertains to the gross and net exposure numbers, liquidity and risk profiles and past performance of the relevant Company and that no information pertaining to individual investment positions shall be disclosed without the prior consent by the Investment Advisor.

In relation to the above, the Company has agreed under the Investment Management Agreement to take all reasonable measures necessary to ensure that such information remains confidential between the parties concerned and that no such information is used for activities competing with the trading activities of the Manager or the Investment Advisor.

19.3	Neither the Investment Advisor nor any of their principals, employees, affiliates or agents shall use, publish, circulate or distribute any material in relation to the Company nor shall any of the foregoing parties engage in any marketing, sales or promotional activities in connection with the offering of shares in the Company.

19.4	None of the parties hereto shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of another party or any director or partner of such party.

20.	Notices

20.1	For the purposes of this clause, but subject to Clause 20.2 and20.3, notice includes any other communication.

20.2	Any notice given hereunder shall be in writing and may be delivered by hand, or sent by fax, email or by pre-paid airmail, courier or first class post (or analogous service provided by a licensed postal operator) as appropriate to the registered office or principal place of business, fax number or email address provided by the party to whom it is addressed or to such other address, fax number or email address as may from time to time be notified to each other party to this Agreement.

Notices given by pre-aid airmail, courier or post as appropriate shall be deemed to have been given seven days after sending or delivery to the courier, as appropriate. Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence that the notice has been sent by post or pre-paid airmail. Evidence that the fax was duly dispatched to the current fax number of the addressee shall be conclusive evidence that the notice has been delivered. Evidence that a notice sent by courier was properly addressed and delivered to the courier shall be conclusive evidence that the notice has been sent. Notices given by hand or fax shall be deemed to have been given when delivered. Notices given by email shall be deemed to have been given when actually received in readable form.

20.3	For the purposes of notices provided under this Agreement, the parties shall use the following details unless notified to the contrary:

If to the Company:

Prestige Global Allocation Fund

4th Floor, Harbour Place

103 South Church Street

PO Box 10240

Grand Cayman

KY1-1002, Cayman Islands

Phone:	+1 345 949 8599
Fax:	+1 345 949 4451

Email:	fund.admin@prestigefh.com

If to the Manager:

Prestige Global Asset Management Limited

4th Floor, Harbour Place

103 South Church Street

PO Box 10240

KY1-1002, Cayman Islands

Phone:	+1 345 949 8599
Fax:	+1 345 949 4451

Email:	fund.admin@prestigefh.com

If to the Investment Advisor:

Prestige Asset Management Limited

Suite 5102, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Phone:	+852 2122 8599
Fax:	+852 2122 8589

Email:	fund.admin@prestigefh.com

If to the Administrator:

Prestige Global Allocation Fund

c/o Equinoxe Alternative Investment Services (Asia) Pte. Limited

112 Robinson Road

#12-02

Singapore 068902

Attn: Liam McHugh/ Jenny Halim

Tel No: +65 6800 9701

Fax No. + 65 6222 8407

E-mail: prestige@equinoxeais.com

20.4	This Clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

21.	Assignment

21.1	This Agreement may not be assigned by any party to this Agreement without the written consent of the others.

22.	Amendments

22.1	This Agreement may only be amended by written agreement between the parties hereto.

23.	Reservation of Rights

23.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

23.2	No failure to exercise nor any delay in exercising by either party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

23.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

24.	Whole Agreement

24.1	This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

25.	Severability

25.1	If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, such provision shall be deemed to be deleted from this Agreement as if it had not originally been contained in this Agreement and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. Notwithstanding the foregoing in the event of such deletion the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

26.	Force Majeure

26.1	Neither party shall be responsible for any failure to perform its duties hereunder if and for so long as such failure shall be caused by or directly or indirectly due to war, enemy action, the act or regulation of any government or other competent authority, riot, civil commotion, terrorism, rebellion, storm, tempest, act of God, accident, fire, lock-out, strike or other cause whether similar or not beyond the control of the relevant party, provided that the relevant party shall use all reasonable efforts to minimise the effects of the same.

27.	Counterparts

27.1	This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Each party may enter into this Agreement by signing any such counterpart.

28.	No Partnership

28.1	Nothing in this Agreement shall constitute or be deemed to constitute any partnership, joint venture or similar relationship between the parties hereto and/or any other person nor, except as expressly provided in Clause 4, shall it constitute, or be deemed to constitute, any party the agent of the other party for any purpose.

29.	Contracts (Rights of Third Parties) Ordinance

29.1	No person other than the parties to this Agreement and the Indemnified Persons solely for the purposes of Clause 13 shall have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce or copy the benefit of any provision of this Agreement

30.	Governing Law

30.1	This Agreement and any non-contractual obligations arising from or connected with it shall be governed by Hong Kong law and this Agreement shall be construed in accordance with Hong Kong law.

31.	Jurisdiction

31.1	In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) (“Proceedings”), each of the parties irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

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IN WITNESS, whereof the parties hereto have caused this Investment Advisory Agreement to be signed as of the day and year first above written

/s/ SHI Hongtao
SIGNED BY SHI Hongtao	)
for and on behalf of	)
PRESTIGE GLOBAL ASSET MANAGEMENT	)

/s/ LEUNG Ka Yee Andrew
SIGNED BY LEUNG Ka Yee Andrew	)
for and on behalf of	)
PRESTIGE ASSET MANAGEMENT LIMITED	)

Appendix 1

Schedule Fee

The Manager shall pay to the Investment Adviser, by way of remuneration for its services under this Agreement, an advisory fee of 50% of the below fees collected from PRESTIGE GLOBAL FUND SPC:

Subscription Fee (one time)

Management Fee (monthly)

Performance Fee (quarterly)

This Fee will be paid to the Investment Advisor on a quarterly basis.

Dated 21st February 2017

/s/ SHI Hongtao
SIGNED BY SHI Hongtao	)
for and on behalf of	)
PRESTIGE GLOBAL ASSET MANAGEMENT	)

/s/ LEUNG Ka Yee Andrew
SIGNED BY LEUNG Ka Yee Andrew	)
for and on behalf of	)
PRESTIGE ASSET MANAGEMENT LIMITED	)

Appendix 2

Regulatory Status

The Investment Adviser is licensed by the SFC pursuant to the SFO to carry on type 4 (advising on securities) and type 9 (asset management) regulated activity with CE Number BHS708.

Treatment as a Professional Investor

The adviser has, based on its existing records and documents obtained from the Manager, classified the Manger as having a portfolio of not less than HKD 8 million or its equivalent in any foreign currency.

The Manager meets the requirements to be treated as a corporate professional investor (which is falling under section 3(a), (c) and (d) of the Securities and Futures (Professional Investor) Rules, who has passed the Corporate Professional Investors Assessment and have agreed to be treated as a professional investor by returning a signed declaration to indicate such consent.

The adviser therefore consider the Manger as a Professional Investor pursuant to the Securities and Futures Ordinance (“SFO”). The Adviser may rely on exemptions from the provisions of the Code referred to in paragraph 15.4 of the Code when dealing with Corporate Professional Investors which meet the criteria of the CPI Assessment.

If the Manger believe that it should not be treated as a Professional Investor, then the Manger must notify the Adviser promptly in writing, and in case the value of the financial assets falls below HKD 8 million (or its equivalent in any foreign currency) after the date of this Agreement, the Manager undertake to disclose this information to the Adviser immediately.

Material Changes

The Adviser undertakes to notify the Manager of any material change in its name, contact details, CE number, licensing status, the nature of the services it provides, and the identity and status of its employees and others acting on its behalf with whom the Manager may have contact. The Manager undertake to notify the Adviser in writing of any changes in the Manager’s name or contact details, including the mailing address, facsimile number and e-mail address and to provide to the Adviser such documentation as the Adviser may require to evidence such change. The Adviser shall not be responsible for any communication sent to the wrong mailing address, facsimile or e-mail address where the Manager fail to do so.

Dated 21st February 2017

/s/ SHI Hongtao
SIGNED BY SHI Hongtao	)
for and on behalf of	)
PRESTIGE GLOBAL ASSET MANAGEMENT	)

/s/ LEUNG Ka Yee Andrew
SIGNED BY LEUNG Ka Yee Andrew	)
for and on behalf of	)
PRESTIGE ASSET MANAGEMENT LIMITED	)